FORM 15

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number       000-19873
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                                Bell Sports Inc.
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             (Exact name of registrant as specified in its charter)
              6350 San Ignacio Avenue, San Jose, California 95119
                                 (408) 574-3400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 11% Series B Senior Subordinated Notes due 2008
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            (Title of each class of securities covered by this Form)
                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [_]                Rule 12h-3(b)(1)(i)  [X]
        Rule 12g-4(a)(1)(ii)[_]                Rule 12h-3(b)(1)(ii) [_]
        Rule 12g-4(a)(2)(i) [_]                Rule 12h-3(b)(2)(i)  [_]
        Rule 12g-4(a)(2)(ii)[_]                Rule 12h-3(b)(2)(ii) [_]
                                               Rule 15d-6           [_]

Approximate number of holders of record as of the certificate or notice date: 15
                                                                              --

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: 10/6/00                           By:     /s/ Lori A. Sherwood
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                                                Lori A. Sherwood
                                                Vice President, Treasurer
                                                and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Registrations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

               Potential persons who are to respond to the collection of SEC2069 (3-99) information contained in this form are not required to respond unless the form displays a currently valid OMB control number.